CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.700% Senior Notes due 2048	$500,000,000	$62,250

(1)	Calculated in accordance with Rule 457(r) in accordance with the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221537

Prospectus Supplement

(To Prospectus Dated November 13, 2017)

$500,000,000

Kansas City Southern

4.700% Senior Notes due 2048

Fully and unconditionally guaranteed by

certain of Kansas City Southern’s domestic subsidiaries

This is an offering of $500,000,000 aggregate principal amount of our 4.700% Senior Notes due 2048 (the “Notes”). The Notes will mature on May 1, 2048. We will pay interest on the Notes semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2018.

We may redeem some or all of the Notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.” Upon the occurrence of a Change of Control Repurchase Event (as defined herein), we will be required to offer to repurchase the Notes from holders as described under the heading “Description of Notes—Covenants—Change of Control Repurchase Event.”

The Notes will be our unsecured senior obligations and will rank equally in right of payment with our other existing and future senior indebtedness.

This prospectus supplement and the accompanying prospectus include additional information about the terms of the Notes.

Investing in the Notes involves risks. See the “Risk Factors” section beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Notes, nor have any of these organizations determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total for the Notes
Public offering price (1)	99.888%	$499,440,000
Underwriting discount	0.875%	$4,375,000
Proceeds, before expenses, to Kansas City Southern	99.013%	$495,065,000

(1)	Plus accrued interest, if any, from May 3, 2018, if settlement occurs after that date.

We expect that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking S.A., on or about May 3, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

Senior Co-Managers

Citigroup		US Bancorp

Co-Manager

SunTrust Robinson Humphrey

The date of this prospectus supplement is April 30, 2018.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus supplement as described below under the heading “Incorporation of Certain Information by Reference,” before making an investment in the Notes. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any information not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized any person to provide you with different or additional information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus is delivered or debt securities are sold on a later date.

Neither we nor the underwriters are making an offer to sell or the solicitation of an offer to buy the Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, references in this prospectus to “KCS” mean Kansas City Southern and references to the “Company,” “we,” “us,” “our,” and similar terms refer to KCS and our consolidated subsidiaries.

S-i

SUMMARY

This summary highlights information about KCS and the offering of the Notes. Because it is a summary, it does not contain all the information that you should consider before investing in the Notes and KCS urges you to read this entire prospectus supplement carefully, including the “Risk Factors” section and the information and documents incorporated by reference herein, including KCS’s financial statements and notes thereto, before deciding to invest in the Notes.

The Company

KCS, a Delaware corporation, is a transportation holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. KCS and its subsidiaries had approximately 7,130 employees on December 31, 2017.

KCS controls and owns all of the stock of The Kansas City Southern Railway Company (“KCSR”), a U.S. Class I railroad founded in 1887. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

KCS controls and owns all of the stock of Kansas City Southern de México, S.A. de C.V. (“KCSM”). Through its 50-year concession from the Mexican government (the “Concession”), which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. Laredo is a principal international gateway through which a substantial portion of rail and truck traffic between the United States and Mexico crosses the border. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the United States and Mexico border crossing at Nuevo Laredo, Tamaulipas, the largest rail freight interchange point between the United States and Mexico. Under the Concession, KCSM has the right to control and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the United States and Mexico. KCS also controls and owns the northern half of this bridge through its ownership of Mexrail, Inc. (“Mexrail”).

KCSM also provides exclusive rail access to the Port of Lazaro Cardenas on the Pacific Ocean. The Mexican government developed the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

KCS wholly owns Mexrail which, in turn, wholly owns The Texas Mexican Railway Company (“Tex-Mex”). Tex-Mex owns a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM.

The KCS coordinated rail network (KCSR, KCSM and Tex-Mex) comprises approximately 6,700 route miles extending from the midwest and southeast portions of the United States south into Mexico and connects with all other Class I railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest United States through alternate interchange hubs.

Panama Canal Railway Company, an unconsolidated joint venture company owned equally by KCS and Mi-Jack Products, Inc., was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation alternative to the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25-year term. The Panama Canal Railway is a north-south railroad traversing the Isthmus of Panama between the Atlantic and Pacific Oceans.

Other subsidiaries and affiliates of KCS include the following:

•	KCSM Servicios, S.A. de C.V., a wholly-owned and consolidated subsidiary that provides employee services to KCSM;

•	Meridian Speedway, LLC (“MSLLC”), a seventy percent-owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, through its wholly-owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining thirty percent of MSLLC;

•	TFCM, S. de R.L. de C.V., a forty-five percent-owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•	Ferrocarril y Terminal del Valle de México, S.A. de C.V., a twenty-five percent-owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC, a fourteen percent-owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for the deployment of positive train control.

Our Corporate Information

Our principal executive offices are located at: 427 West 12th Street, Kansas City, Missouri 64105. Our telephone number is (816) 983-1303 and we have a website accessible at www.kcsouthern.com. The information posted on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuer	Kansas City Southern

Securities Offered	$500,000,000 aggregate principal amount of 4.700% Senior Notes due 2048.

Maturity Date	The Notes will mature on May 1, 2048.

Interest Rate and Payment Dates	The Notes will have an interest rate of 4.700% per annum, payable in cash on May 1 and November 1 of each year, beginning on November 1, 2018.

Note Guarantees	The Notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior basis (each, a “Note Guarantee”), by each of KCS’s current and future domestic subsidiaries (collectively, the “Guarantors”) that from time to time guarantees KCS’s $800.0 million revolving credit facility (the “KCS Revolving Credit Facility”) or any other debt of KCS or any of KCS’s significant subsidiaries that is a Guarantor. See “Description of Notes—Note Guarantees.” The Notes will not be guaranteed by KCSM or any other current or future foreign subsidiary of KCS.

Ranking	The Notes (i) will be KCS’s general unsecured senior obligations, (ii) will rank equally in right of payment with all existing and future senior indebtedness of KCS, (iii) will be senior in right of payment to all of KCS’s future subordinated indebtedness, (iv) will be effectively subordinated to KCS’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of any of KCS’s subsidiaries that are not Guarantors.

Each Note Guarantee (i) will be a general unsecured senior obligation of the applicable Guarantor, (ii) will rank equally in right of payment with all existing and future senior indebtedness of such Guarantor, (iii) will be senior in right of payment to any future subordinated indebtedness of such Guarantor, (iv) will be effectively subordinated to any existing and future secured indebtedness of such Guarantor to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of the applicable Guarantor’s subsidiaries that are not Guarantors. See “Description of Notes—Ranking.”

As of March 31, 2018, KCS and its subsidiaries had (a) $456.9 million of availability under the KCS Revolving Credit Facility and (b) total indebtedness of $2,609.0 million, consisting of (i) $2,460.4 million of senior indebtedness of KCS and the Guarantors, of which $47.3 million was secured indebtedness and (ii) $148.6 million of senior indebtedness of subsidiaries of KCS that are not Guarantors.

Optional Redemption	KCS may redeem some or all of the Notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon a Change of Control Repurchase Event (as defined under “Description of Notes—Certain Definitions”), KCS will be required to make an offer to each holder of the Notes to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Notes—Covenants—Change of Control Repurchase Event.”

Covenants	The Notes will be issued under a base indenture, as supplemented by a supplemental indenture, which will contain covenants with respect to, among other things:

•	the creation of liens by KCS or any of KCS’s significant subsidiaries that is a Guarantor;

•	the incurrence of indebtedness by subsidiaries of KCS that are not Guarantors; and

•	the merger, consolidation or sale of all or substantially all of KCS’s or any Guarantors’ property and assets.

These covenants are subject to a number of important qualifications and exceptions. See “Description of Notes—Covenants.”

Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Governing Law	The base indenture, the supplemental indenture and the Notes will be governed by New York law.

Taxation	For a summary of the U.S. federal income tax consequences of an investment in the Notes, see “United States Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds to repay KCS’s outstanding commercial paper, refinance a locomotive lease and certain equipment loans and general corporate purposes. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Risk Factors	In evaluating an investment in the Notes, prospective investors should carefully consider, along with the other information in this prospectus supplement and the information incorporated by reference herein, the specific factors set forth under “Risk Factors” for risks involved with an investment in the Notes.

RISK FACTORS

Before making an investment in the Notes, you should carefully consider the risk factors described below and in KCS’s periodic reports filed with the SEC, together with all of the other information included in this prospectus supplement and the other information that KCS has incorporated by reference. The risks described below and in the documents incorporated by reference herein are not the only ones KCS is facing. Additional risks not currently known to KCS or that KCS currently deems immaterial may also impair KCS’s business. See “Cautionary Note Regarding Forward-Looking Statements.” Any of the risks described below or in the documents incorporated by reference herein, as well as other risks and uncertainties, could harm KCS’s business and financial results and cause the value of KCS’s securities to decline, which in turn could cause you to lose all or a part of your investment.

Failure to comply with restrictive covenants in KCS’s Revolving Credit Facility, the indenture governing KCS’s existing notes and other contractual arrangements could accelerate KCS’s repayment obligations under our debt.

The KCS Revolving Credit Facility and the indenture governing KCS’s existing notes contain a number of restrictive covenants, and any additional financing arrangements KCS enters into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including, but not limited to, the ability of KCS and certain of its subsidiaries to incur debt, create or suffer to exist liens, make investments, engage in transactions with affiliates, sell certain assets and engage in mergers and consolidations or in sale-leaseback transactions. Failure to maintain compliance with the covenants contained in these financial agreements could constitute a default which could result in the termination of the commitments and the acceleration of any amounts outstanding under such agreements.

KCS’s credit ratings may not reflect all risks of your investment in the Notes.

The Notes are rated as investment grade by three nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in KCS’s credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

If an active trading market does not develop for the Notes you may not be able to resell them.

Prior to this offering, there was no public market for the Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. KCS has been informed by the underwriters that they currently intend to make a market in the Notes after this offering is completed. However, the underwriters may cease their market-making at any time.

KCS may not be able to purchase the Notes upon the occurrence of a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, KCS will be required to offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a Change of Control Repurchase Event were to occur, KCS may not have sufficient funds to pay the purchase price for the outstanding Notes tendered, and expects that it would require third-party financing;

however, KCS may not be able to obtain such financing on favorable terms, if at all. In addition, the occurrence of a Change of Control Repurchase Event may result in an event of default under, or require KCS to purchase, KCS’s other existing or future senior indebtedness. Moreover, the exercise by the holders of their right to require KCS to purchase the Notes could cause a default under its existing or future senior indebtedness, even if the occurrence of a Change of Control Repurchase Event itself does not, due to the financial effect of such purchase on KCS and its subsidiaries. KCS’s failure to purchase tendered Notes at a time when the purchase is required by the indenture would constitute an event of default under the indenture, which, in turn, may constitute an event of default under future debt. See “Description of Notes—Covenants—Change of Control Repurchase Event.”

The provisions in the indenture relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving KCS or its subsidiaries. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of Change of Control Repurchase Event in the indenture to trigger these provisions. Except as described under “Description of Notes—Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the Notes to require KCS to purchase the Notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the indenture relative to KCS’s obligation to make an offer to purchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes; accordingly, you may not be able to require the purchase of your Notes upon a Change of Control Repurchase Event even if you have not consented to the waiver of such obligation.

The Notes and the Note Guarantees will be effectively subordinated to the secured obligations of KCS and the Guarantors.

The Notes and the Note Guarantees will be unsecured obligations of KCS and the Guarantors, respectively. KCS and the Guarantors may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. As of March 31, 2018, KCS and the Guarantors had $47.3 million of secured indebtedness and capital lease obligations. Because the Notes and the Note Guarantees will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	KCS or the Guarantors enter into bankruptcy, liquidation, reorganization, or other winding-up;

•	there is a default in payment under any secured debt of KCS or a Guarantor; or

•	there is an acceleration of any secured debt.

If any of these events occurs, the secured lenders could foreclose on assets of KCS or a Guarantor in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes.

Servicing KCS’s indebtedness will require a significant amount of cash. KCS’s ability to generate cash depends on a variety of factors, many of which are beyond its control.

KCS’s ability to make payments on its indebtedness, including the Notes, will depend on KCS’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond KCS’s control. KCS’s business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to it in an amount sufficient to enable KCS to pay its indebtedness, including the Notes, or to fund its other liquidity needs. KCS may need to refinance all or a portion of its indebtedness on or before maturity. However, KCS may not be able to complete such refinancing on commercially reasonable terms or at all.

KCS is a holding company, and its ability to make any required payment on the Notes is dependent on the operations of, and the distribution of funds from, its subsidiaries.

The issuer of the Notes, KCS, is a holding company, and its subsidiaries will conduct substantially all of its operations and own all of its operating assets. Therefore, KCS will depend on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including its required obligations under the Notes. Moreover, each of KCS’s subsidiaries is a legally distinct entity and, other than those of its subsidiaries that are the Guarantors, has no obligation to pay amounts due pursuant to the Notes or to make any of their funds or other assets available for these payments.

Only some of KCS’s subsidiaries will guarantee the Notes. Your right to receive payments on the Notes could be adversely affected if any of KCS’s subsidiaries that are not Guarantors declare bankruptcy, liquidate or reorganize.

Not all of KCS’s subsidiaries will guarantee the Notes, and those subsidiaries may incur debt and other liabilities, to the extent permitted by the indenture. Accordingly, the Notes will be effectively subordinated to the prior payment of debts and other liabilities (including trade payables) of KCS’s subsidiaries that are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of KCS’s subsidiaries that are not Guarantors, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to KCS. As of and for the three months ended March 31, 2018, without giving effect to the issuance of the Notes or the application of the proceeds therefrom, the subsidiaries of KCS that are not Guarantors had approximately $588.0 million of total liabilities (including trade payables and excluding intercompany payables), and approximately 51% of KCS’s consolidated assets (excluding intercompany receivables and investments in consolidated subsidiaries) and generated approximately 48% and 54%, respectively, of KCS’s consolidated revenues and operating income (excluding intercompany revenue and expenses).

The indebtedness represented by the Notes and the Note Guarantees may be unenforceable due to voidable transfer statutes.

KCS believes that the indebtedness represented by the Notes and the Note Guarantees is being incurred for proper purposes, in good faith, and not to hinder, delay, or defraud any entity to which it is, or will become on or after the consummation of this offering, indebted. Based on present forecasts, asset valuations and other financial information, KCS and the Guarantors are, and after the consummation of this offering, will be, solvent and will have reasonably sufficient capital for carrying on the current and contemplated businesses of KCS and the Guarantors and will be able to pay debts of KCS and the Guarantors as they come due. Notwithstanding this belief, however, under federal or state voidable transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that KCS or the Guarantors did not receive fair consideration (or reasonably equivalent value) for issuing the Notes or the Note Guarantees and at the time of the issuance of that indebtedness or those Note Guarantees, KCS or the Guarantors were insolvent, were rendered insolvent by reason of that incurrence, were engaged in a business or transaction for which KCS’s or the Guarantors’ remaining assets constituted unreasonably small capital, intended to incur, or believed that KCS or the Guarantors would incur, debts beyond any of their ability to pay such debts as they became due, or that any of KCS or the Guarantors intended to hinder, delay or defraud its creditors, then that court could, among other things, (i) void all or a portion of KCS’s obligations to the holders of the Notes or the Guarantors’ obligations under the Note Guarantees and (ii) subordinate all or a portion of the payments made to holders of the Notes (or the Note Guarantees) to KCS’s (or the Guarantors’) other existing and future indebtedness to a greater extent than would otherwise be the case, the effect of which would be to entitle those other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of that company’s debts was greater than all of that company’s assets at a fair valuation, or if the present fair saleable value of that company’s assets was less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and due. There can be no assurance as to what standards a court would apply to determine whether KCS or the Guarantors were solvent at the relevant time, or whether, whatever standard was applied, the Note Guarantees would not be voided on any of the grounds set forth above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements that are not based upon historical information and involve risks and uncertainties. You can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. Such forward-looking statements are based upon information currently available to KCS’s management and KCS’s management’s perception thereof as of the date of this prospectus supplement. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which KCS’s management has little or no control, including:

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries and property damage;

•	changes in legislation and regulations or revisions of controlling authority;

•	the adverse impact of any termination or revocation of KCSM’s Concession by the Mexican government;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement (“NAFTA”) on the level of trade among the United States, Mexico and Canada;

•	the level of trade between the United States and Asia or Mexico;

•	the effects of fluctuations in the peso-dollar exchange rate;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions to the Company’s operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities KCS carries;

•	the dependence on the stability, availability and security of the information technology systems to operate its business;

•	the effect of demand for KCS’s services exceeding network capacity or traffic congestion on operating efficiencies and service reliability;

•	uncertainties regarding the litigation KCS faces and any future claims and litigation;

•	the impact of competition, including competition from other rail carriers, trucking companies and maritime shippers in the United States and Mexico;

•	KCS’s reliance on agreements with other railroads and third parties to successfully implement its business strategy, operations and growth and expansion plans, including the strategy to convert customers from using trucking services to rail transportation services;

•	compliance with environmental regulations;

•	disruption in fuel supplies, changes in fuel prices and the Company’s ability to recapture its costs of fuel from customers;

•	material adverse changes in economic and industry conditions, including the availability of short and long-term financing, both within the United States and Mexico and globally;

•	market and regulatory responses to climate change;

•	changes in labor costs and labor difficulties, including strikes and work stoppages affecting either operations or customers’ abilities to deliver goods for shipment;

•	KCS’s reliance on certain key suppliers of core rail equipment;

•	availability of qualified personnel;

•	acts of terrorism, war or other acts of violence or crime or risk of such activities; and

•	other factors described in this prospectus supplement, the accompanying prospectus, any free writing prospectus and documents incorporated by reference herein and therein.

You are strongly encouraged to consider these factors when evaluating forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved. As a result, actual outcomes or results could materially differ from those indicated in forward-looking statements. Moreover, forward-looking statements reflect the information only as of the date on which they are made. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $493.2 million after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use (i) approximately $367.0 million of the net proceeds to repay KCS’s outstanding commercial paper, (ii) approximately $100.0 million of the net proceeds to refinance a locomotive lease and certain equipment loans and (iii) the remaining net proceeds for general corporate purposes. As of March 31, 2018, KCS’s outstanding commercial paper had a weighted average interest rate of 2.542%. The equipment loans bear interest at rates ranging from 5.7% to 6.2% and will mature in 2023. The locomotive lease will terminate in 2028.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the historical periods indicated.

	Three Months Ended March 31,	Years Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (1)	8.5	8.3	6.6	7.4	8.2	5.6

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” represent pretax income from continuing operations, excluding equity in earnings of affiliates, plus interest expense, portion of rents representative of an appropriate interest factor and distributed income of equity investments. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents representative of an appropriate interest factor.

DESCRIPTION OF NOTES

The Notes will be issued as a separate series under a base indenture, dated December 9, 2015 (the “Base Indenture”), among KCS, as issuer, certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee, as supplemented by a separate supplemental indenture with respect to the Notes (the “Supplemental Indenture”). In this description, unless otherwise specified, the word “Indenture” shall be deemed to refer to the Base Indenture, as supplemented by the Supplemental Indenture.

The following description is a summary of certain provisions of the Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including those provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). KCS and the Guarantors urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

You can find the definitions of certain capitalized terms used in the following description under the subheading “—Certain Definitions.” Defined terms used but not defined in this description under the subheading “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, references to “KCS” refer only to Kansas City Southern and not any of its subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Principal, Maturity and Interest

In this offering, KCS will issue $500.0 million in aggregate principal amount of Notes. The Notes will bear interest at 4.700% per annum, and will mature on May 1, 2048. Interest on the Notes will be payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2018, to the holders of record at the close of business on the immediately preceding April 15 and October 15.

Interest on the Notes will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.

KCS may, without the consent of the holders, issue additional Notes (“Additional Notes”) having the same terms as the Notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any Additional Notes, together with the Notes, will constitute a single series of Notes and will vote together as one class on all matters with respect to the Notes; provided, however, that any Additional Notes that are not fungible with existing Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the existing Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued.

Note Guarantees

The Notes will be unconditionally Guaranteed, jointly and severally, on an unsecured senior basis, by each of KCS’s current and future Domestic Subsidiaries that from time to time Guarantees the Credit Agreement or any other Debt of KCS or any of KCS’s Significant Subsidiaries that is a Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—The indebtedness represented by the Notes and the Note Guarantees may be unenforceable due to voidable transfer statutes.” For the avoidance of doubt, KCSM and any other foreign Subsidiaries of KCS will not Guarantee the Notes. As of the Closing Date, all of the guarantors of the Credit Agreement will Guarantee the Notes.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) KCS or a Guarantor;

(2)	in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) KCS or a Guarantor;

(3)	upon the release or discharge of such Guarantors’ Guarantee of the Credit Agreement or under the Debt that triggered such Guarantor’s Note Guarantee;

(4)	upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(5)	upon defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Ranking

The Notes will be KCS’s general unsecured senior obligations and will rank equally in right of payment with all existing and future senior indebtedness of KCS and senior in right of payment to all of KCS’s future subordinated indebtedness. The Notes will be effectively subordinated to KCS’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all liabilities of any of KCS’s subsidiaries that are not Guarantors.

Each Note Guarantee will be a general unsecured senior obligation of that Guarantor, will rank equally in right of payment with all existing and future senior indebtedness of that Guarantor and senior in right of payment to any future subordinated indebtedness of that Guarantor. Each Note Guarantee will be effectively subordinated to any existing and future secured indebtedness of that Guarantor to the extent of the value of any collateral securing such indebtedness.

As of March 31, 2018, KCS and its subsidiaries had (a) $456.9 million of availability under the Credit Agreement and (b) total indebtedness of $2,609.0 million, consisting of (i) $2,460.4 million of senior indebtedness of KCS and the Guarantors, of which $47.3 million was secured indebtedness and (ii) $148.6 million of senior indebtedness of subsidiaries of KCS that are not Guarantors, and such non-Guarantor subsidiaries had approximately 51% of KCS’s consolidated assets (excluding intercompany receivables and investments in consolidated subsidiaries). Moreover, such non-Guarantor subsidiaries represented approximately 48% of KCS’s consolidated revenues for each of the fiscal year ended December 31, 2017 and the three months ended March 31, 2018.

Payments on the Notes

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office of the paying agent in The City of New York; provided that, at KCS’s option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the Notes register.

Optional Redemption

General

Prior to the Par Call Date, the Notes will be redeemable in whole or in part at any time and from time to time, at KCS’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have been made if such Notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus 25 basis points, plus accrued interest thereon to but excluding the redemption date.

On or after the Par Call Date, the Notes will be redeemable in whole or in part at any time and from time to time, at KCS’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part.

Notice of the redemption will be mailed to holders of the Notes to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the redemption date, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of such Notes that is to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption unless KCS defaults in making the applicable redemption price.

Covenants

Limitation on Secured Indebtedness and Indebtedness of Non-Guarantor Subsidiaries

If KCS or any of KCS’s Significant Subsidiaries that is a Guarantor creates or permits any lien of any kind upon (1) any stock, whether owned on the Closing Date or thereafter acquired, of any of KCS’s Significant Subsidiaries that is a Guarantor or (2) any indebtedness, whether owned on the Closing Date or thereafter acquired, of KCS or any of KCS’s Significant Subsidiaries that is a Guarantor, in each case, to secure any Debt (other than the Notes) of KCS, any of KCS’s Subsidiaries or any other person, KCS will cause the outstanding Notes to be secured equally and ratably with that Debt, unless the aggregate principal amount of all such secured Debt then outstanding (together with any Debt outstanding under clauses (1), (3), (4) and (5) of the following paragraph) would not exceed 10.0% of KCS’s Consolidated Net Assets. This provision does not restrict any other property of KCS or its Subsidiaries. Subject to the following paragraph, the Indenture will not prohibit the sale by KCS or any of its Subsidiaries of any stock or indebtedness of any Subsidiary, including any Significant Subsidiary.

In addition, KCS shall not permit any Subsidiary of KCS that is not a Guarantor to incur any Debt, except (1) Debt with a final maturity of not more than 365 days, (2) intercompany Debt owed to KCS or any of its Subsidiaries, (3) Debt of any joint venture to which KCS or any of its Subsidiaries is a party, (4) any Existing KCSM Notes and any Secured Debt of any Subsidiary of KCS that is not a Guarantor, in each case, outstanding on the Closing Date and (5) Debt not otherwise permitted by this paragraph in an aggregate principal amount, at any one time outstanding, not to exceed $150.0 million less the aggregate principal amount of any Existing KCSM Notes outstanding at the time of such incurrence (but not less than $0); provided that the limitations set forth in this paragraph shall not apply to Meridian Speedway, LLC.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, KCS will be required to make an offer to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued interest, if any, to, but excluding, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at KCS’s option, prior to a Change of Control, but after the public announcement of the Change of Control, KCS will mail a notice to each holder of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. KCS will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, KCS will comply with the applicable securities laws and regulations and will not be deemed to have breached KCS’s obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, KCS will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to KCS’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased by KCS.

The paying agent will promptly mail to each holder of the Notes that are properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

KCS will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by KCS and such third party purchases all Notes properly tendered and not withdrawn under its offer or (2) notice of redemption for all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of KCS and, thus, the removal of incumbent management. KCS could, in the future, enter into certain transactions, including asset sales, acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect KCS’s capital structure or credit ratings on the Notes.

Additional Guarantors

KCS shall cause each Domestic Subsidiary that Guarantees the Credit Agreement or any other Debt of KCS or any of KCS’s Significant Subsidiaries that is a Guarantor to become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of becoming a guarantor of such Debt; provided that, for avoidance of doubt, none of KCSM or any other foreign Subsidiary of KCS shall be required to become a Guarantor.

Reports

Whether or not KCS is required to file reports with the SEC, KCS shall file with the SEC all such reports and other information when and as KCS would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if KCS were subject thereto, unless the SEC does not permit such filings, in which case KCS shall provide such reports and other information to the trustee (within the same time periods that would be applicable if KCS were required and permitted to file reports with the SEC) and instruct the trustee to mail such reports and other information to holders of the Notes at their addresses set forth on the Notes register (or, in the case of Global Securities, delivered in accordance with the applicable procedures of DTC). KCS shall supply the trustee and each holder of Notes or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Notwithstanding the foregoing sentence, the trustee and each holder of Notes shall be deemed to have been supplied the foregoing reports and other information at the time the trustee or such holder may electronically access such reports and other information by means of the SEC’s homepage on the internet or at KCS’s homepage on the internet.

Merger, Consolidation or Sale of Assets

Neither KCS nor any Guarantor will consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into KCS or such Guarantor unless:

(1)	KCS or such Guarantor shall be the continuing Person, or the Person (if other than KCS or such Guarantor) formed by such consolidation or into which KCS or such Guarantor is merged or that acquired or leased such property and its assets shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Guarantor, a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of KCS or such Guarantor under the Notes, the Note Guarantee and the Indenture, as applicable; provided that this clause (1) shall not apply with respect to a Guarantor whose Note Guarantee is released as described in the second paragraph under the caption “—Note Guarantees”;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	KCS delivers to the trustee an officer’s certificate and an opinion of counsel, in each case stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other deposition and such supplemental indenture complies with this covenant.

Events of Default

Each of the following is an “Event of Default”:

(1)	default in the payment of principal of (or premium, if any, on) any Note when the same becomes due at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note when due and such default continues for a period of 30 days;

(3)	default in the performance of any covenant of KCS or a Guarantor in the Indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(4)	a court having jurisdiction in the premises enters a decree or order for:

(A)	relief in respect of KCS or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for KCS or a Guarantor or for all or substantially all of the property and assets of KCS or a Guarantor, or

(C)	the winding-up or liquidation of the affairs of KCS or a Guarantor;

and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(5)	KCS or a Guarantor:

(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for KCS or a Guarantor or for all or substantially all of the property and assets of KCS or a Guarantor, or

(C)	effects any general assignment for the benefit of creditors;

(6)	any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such default continues for a period of 10 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes; and

(7) (A)	the Concession Title shall cease to grant to KCSM the rights provided therein as of the Closing Date and such cessation has had a material adverse effect on KCS and its Subsidiaries taken as a whole,

(B)	(x) the Concession Title shall for any reason be terminated (other than as a result of the expiration or termination of the Concession Title in June 2047 pursuant to its terms) and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to KCSM shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on KCS and its Subsidiaries taken as a whole, or

(C)	the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default described above shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all outstanding Notes to be due and payable immediately. The holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the trustee, on behalf of the holders of all of Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. For information as to the waiver of Defaults, see “—Amendment, Supplement and Waiver.”

The holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of Notes to receive payment of the principal of, premium, if any, or interest on, the Notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture will require certain of the KCS’s officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of KCS’s activities and those of the Guarantors and of KCS’s and the Guarantors’ performance under the Indenture and that, to the best of such person’s knowledge, KCS and the Guarantors have fulfilled all obligations thereunder, or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default and the nature and status thereof. KCS will also be obligated to notify the trustee of any Default or Defaults in the performance of any covenants or agreements under the Indenture.

Legal Defeasance and Covenant Defeasance

KCS may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations with respect to the outstanding Notes and all obligations of the Guarantors with respect to the Note Guarantees thereof discharged (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest, or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	KCS’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the obligations of KCS and the Guarantors in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, KCS may, at its option and at any time, elect to have the obligations of KCS and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	KCS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and KCS must specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, KCS must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that (x) KCS has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, KCS must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which KCS is a party or by which KCS is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the Indenture) to which KCS or any of its Subsidiaries is a party or by which KCS or any of its Subsidiaries is bound;

(6)	KCS must deliver to the trustee an officer’s certificate stating that the deposit was not made by KCS with the intent of preferring the holders of Notes over the other creditors of KCS with the intent of defeating, hindering, delaying or defrauding any creditors of KCS or others; and

(7)	KCS must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1)	either:

(A)	all Notes that have been authenticated thereunder, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to KCS, have been delivered to the trustee for cancellation; or

(B)	all Notes issued thereunder that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and KCS has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption, as the case may be;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which KCS is a party or by which KCS is bound;

(3)	KCS has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	KCS has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at Stated Maturity or on the redemption date, as the case may be.

In addition, KCS must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or Note Guarantee thereof may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not:

•	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount of, or premium, if any, or interest on, any Note;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

•	reduce the percentage or principal amount of outstanding Notes, the consent of whose holders is necessary to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain Defaults;

•	waive a Default in the payment of principal of, premium, if any, or interest on, the Notes; or

•	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as set forth under the caption “—Note Guarantees.”

Notwithstanding the preceding, without the consent of any holder of Notes, KCS, the Guarantors and the trustee may amend or supplement the Indenture, the Notes and the Note Guarantees:

•	to cure any ambiguity, omission, mistake, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to provide for the assumption of the obligations of KCS or a Guarantor to holders of the Notes and the Note Guarantees in the case of a merger or consolidation or a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of KCS or such Guarantor, as applicable, in accordance with the terms of the Indenture;

•	to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to conform the text of the Indenture, the Note Guarantees and the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

•	to add a Guarantor or release any Guarantor from its Note Guarantee if such release is in accordance with the terms of the Indenture; or

•	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes issued thereunder or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of KCS or any Guarantor in the Indenture, or in any of the Notes or the Note Guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of KCS, any Guarantor or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the Notes register, not later than the latest date, and not earlier than the earliest date, prescribed in the Indenture for the giving of such notice (or, in the case of Global Securities, delivered in accordance with the applicable procedures of DTC).

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Governing Law

The Notes, the Note Guarantees and the Indenture will be governed by the laws of the State of New York.

Form and Denomination

Initially, the Notes will be represented by one or more registered notes in global form without interest (the “Global Securities”). The Global Securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchaser at DTC.

Owners of beneficial interests in the Global Securities will not be entitled to receive physical delivery of the Notes. The Notes are not issuable in bearer form. The Global Securities may be transferred, in whole or in part, only to another nominee of DTC.

The Global Securities

Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Investors may hold their interests in the Global Securities directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Securities for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Payments of the principal of, premium, if any, and interest on, the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither KCS, the Guarantors, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

KCS expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such Global Security as shown on the records of DTC or its nominee. KCS also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures. KCS expects that DTC will take any action permitted to be taken by a holder of the Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Security is credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default, DTC will exchange the Notes in global form for certificated notes.

KCS understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither KCS or the Guarantors nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized term used herein for which no definition is provided.

“Below Investment Grade Ratings Event” means, on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice by KCS of the occurrence of a Change of Control or KCS’s intention to effect a Change of Control, the Notes are rated below Investment Grade by two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at KCS’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which banking institutions and trust companies are open for business in New York, New York.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than KCS and its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the total Voting Stock of KCS or other Voting Stock into which KCS’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Closing Date” means the date on which the Notes are originally issued under the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption assuming the Notes matured on the Par Call Date) (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Concession Title” means KCSM’s right for a period of 30 years to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent publicly filed balance sheet of KCS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Credit Agreement” means the Credit Agreement, dated as of December 9, 2015, among KCS, the guarantors described therein, lenders thereunder and the other parties thereto, as amended or supplemented from time to time.

“Debt” means indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary of KCS that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Existing KCSM Notes” means any 2.35% Senior Notes due 2020 and 3.00% Senior Notes due 2023, each issued by KCSM.

“Fitch” means Fitch Ratings, Inc.

“Government Securities” means direct obligations of, obligations fully and unconditionally guaranteed by, or participation in pools consisting solely of (or repurchase transactions relating to) obligations of or obligations fully and unconditionally guaranteed by the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of KCS.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each subsidiary of KCS that executes a Note Guarantee, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by KCS.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by KCS.

“KCSM” means Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc.

“Northeast Rail Lines” means that portion of the Mexican railroad system that is the subject of the Concession Title.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

“Par Call Date” means November 1, 2047 (six months prior to the maturity date of the Notes).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of KCS’s control, a

“nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by KCS (as certified by a resolution of KCS’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are primary Government Securities dealers) and their respective successors; provided, however, that if any Reference Treasury Dealer is not at the applicable time a primary Government Securities dealer (a “Primary Treasury Dealer”), KCS shall substitute therefor another Primary Treasury Dealer selected by it.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Secured Debt” means Debt secured by a lien, mortgage, pledge, charge, security interest or encumbrance of any kind on any property or assets.

“Significant Subsidiary” means, at any date of determination, any of KCS’s Subsidiaries that, together with its Subsidiaries, (i) for KCS’s most recent fiscal year, accounted for more than 10.0% of the consolidated revenues of KCS and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10.0% of the consolidated assets of KCS and its Subsidiaries, in each case as set forth on KCS’s most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Treasury Rate” means, on any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the related Comparable Treasury Issue, calculated using a price for that Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock of such Person then outstanding and entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. This discussion does not address alternative minimum tax consequences, U.S. federal estate or gift tax laws, or all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of Notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment).

As used herein, “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of the Notes who or that is, or is treated as:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners should consult their tax advisors as to the tax consequences of an investment in the Notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

U.S. Holders

New Legislation

Under recently enacted legislation informally known as the Tax Cuts and Jobs Act, U.S. Holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt instruments issued with original issue discount, for tax years beginning after December 31, 2018. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Characterization of the Notes

In certain circumstances we may elect or be obligated to make payments on the Notes in excess of principal and stated interest (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Repurchase Event”). Based in part on assumptions regarding the likelihood that such additional amounts will be paid, we intend to take the position that there is no more than a remote chance that we will make such payments and the Notes should accordingly not be treated as contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes because of the possibility of such additional payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the Notes were treated as CPDIs, U.S. Holders, including those that use the cash method of accounting for U.S. federal income tax purposes, could be required to accrue interest income at a rate higher than the stated interest rate on the Notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the Notes.

U.S. Holders are urged to consult their tax advisors regarding the potential application to the Notes of the CPDI rules and the consequences thereof.

Interest

Payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the price such U.S. Holder paid for the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or disposition of the Notes. A U.S. Holder may be subject to backup withholding when such U.S. Holder receives interest and principal payments on the Notes or upon the proceeds received upon the sale or other disposition of such Notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the Notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of the Notes.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the Notes who is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Interest

Subject to the discussions below of Backup Withholding and Information Reporting and FATCA Withholding, interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such non-U.S. Holder is not a controlled foreign corporation that is related to us through direct or indirect stock ownership and is not a bank that received such Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	(1) the non-U.S. Holder certifies in a statement (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such non-U.S. Holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its Notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from the 30% withholding tax on interest under an income tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and claim this reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (as described below) and the non-U.S. Holder provides us with an IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Prospective investors should consult their own tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below of Backup Withholding and Information Reporting and FATCA Withholding, a non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, which may be offset by certain U.S. source capital losses.

U.S. Trade or Business

If interest or gain from a disposition of the Notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the Notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided by the non-U.S. Holder, which generally is IRS Form W-8ECI). A foreign corporation that is a non-U.S. Holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of principal or interest made by us or our paying agent to a non-U.S. Holder of a Note if the non-U.S. Holder meets the identification and certification requirements discussed above under the subheading “—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a Note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current U.S. Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as FATCA), interest on the Notes whenever paid and the gross proceeds of sale or other disposition of Notes after December 31, 2018, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also imposes a U.S. federal withholding tax of 30% on interest on the Notes, whenever paid, and on the gross proceeds of a sale or other disposition of our Notes after December 31, 2018, to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among KCS, the Guarantors and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters, we have agreed to sell to the underwriters, and the underwriters have severally and not jointly agreed to purchase from us, the principal amount of the Notes listed opposite their respective names below. The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased.

Underwriters	Aggregate Principal Amount of Notes to be Purchased
J.P. Morgan Securities LLC	$117,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	117,500,000
Morgan Stanley & Co. LLC	117,500,000
Citigroup Global Markets Inc.	58,750,000
U.S. Bancorp Investments, Inc.	58,750,000
SunTrust Robinson Humphrey, Inc.	30,000,000

Total	$500,000,000

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the Notes at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.500% of the principal amount thereof. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount thereof. After the initial offering, the public offering price and other selling terms may be changed by the underwriters.

We have agreed in the underwriting agreement to pay our expenses related to the offering, which we estimate to be $1.8 million.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters presently intend to make a market in the Notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If active public trading markets for the Notes do not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or repurchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify, severally, the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their affiliates have provided, and expect to provide in the future, certain investment banking, commercial banking and other financial services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. Specifically, the underwriters are also lenders under the KCS Revolving Credit Facility, and U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee. In addition, certain underwriters or their respective affiliates may invest from time to time in our commercial paper and, therefore, may receive a portion of the proceeds from this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the Notes will be made against payment on the Notes on or about May 3, 2018, which will be three business days (as such term is used for purposes of Rule 15c6-1 of the Exchange Act) following the date of pricing of the Notes (this settlement cycle is referred to as “T+3”). Pursuant to Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their advisors.

Selling Restrictions

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to, and are directed solely at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange

Law). The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the offering, the Company, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

WHERE YOU CAN FIND MORE INFORMATION

KCS files annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find KCS’s SEC filings at the SEC’s website at www.sec.gov and on KCS’s website at www.kcsouthern.com. Information contained on KCS’s website is not incorporated by reference into this prospectus supplement and is not part of this prospectus supplement.

You may also obtain any of the filings incorporated by reference into this prospectus supplement from KCS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Corporate Secretary, P.O. Box 219335, Kansas City, Missouri 64121-9335, telephone number (888) 800-3690.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows incorporation by reference of information KCS files with them, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. The documents listed below are incorporated by reference into this prospectus supplement:

•	KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	KCS’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018;

•	the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2017 provided in KCS’s Definitive Proxy Statement filed on April 6, 2018; and

•	KCS’s Current Reports on Form 8-K filed on March 8, 2018 and March 12, 2018.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of all of the Notes is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

LEGAL MATTERS

The validity of the Notes and the related Note Guarantees will be passed upon for us by White & Case LLP, New York, New York, as to New York law, and for the underwriters by Shearman & Sterling LLP, New York, New York. The validity of the Notes and the related Note Guarantees will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri, as to certain matters of Illinois and Missouri law.

EXPERTS

The consolidated financial statements of Kansas City Southern as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

KANSAS CITY SOUTHERN

Common Stock

Preferred Stock

Debt Securities*

Guarantees of Debt Securities

Warrants

Stock Purchase Contracts

Units

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

Debt Securities*

*Guaranteed, to the extent described herein, by Kansas City Southern,

The Kansas City Southern Railway Company and

certain subsidiaries of Kansas City Southern

We may offer and sell from time to time in one or more offerings common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and units that include any of these securities. The preferred stock, debt securities, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common stock or our other securities. We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus provides you with a general description of those securities. The specific terms of securities being offered and sold will be provided in supplements to this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

Kansas City Southern’s common stock is listed on the New York Stock Exchange under the symbol “KSU.”

Investing in the securities offered hereby involves risks. See “Risk Factors “ on page 2 of this prospectus and those contained or incorporated by reference herein or in any prospectus supplement or any free writing prospectus from time to time before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2017

ABOUT THIS PROSPECTUS

In this prospectus, references to “KCS” mean only Kansas City Southern, references to “the Company,” “we,” “us,” “our” and similar terms refer to KCS and its consolidated subsidiaries and references to “KCSR” mean only The Kansas City Southern Railway Company.

This prospectus is part of an automatically effective registration statement filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be offered and sold from time to time in one or more offerings with prices and other terms to be determined. This prospectus provides you with a general description of the securities that we or KCSR may offer. Each time securities are offered pursuant to this prospectus, you will be provided with this prospectus and a prospectus supplement containing specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement and any related pricing supplement and free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation by Reference” before investing in the securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of the offerors of any securities or to which the offerors of any securities have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

KANSAS CITY SOUTHERN

KCS, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. KCS and its subsidiaries had approximately 6,820 employees on December 31, 2016.

The primary operating subsidiaries of KCS consist of the KCSR, Kansas City Southern de México, S.A. de C.V. (“KCSM”), Meridian Speedway, LLC, and The Texas Mexican Railway Company. KCS generates revenues and cash flows by providing customers with freight delivery services both within its regions, and throughout North America through connections with other Class 1 rail carriers.

KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105, and its telephone number is (816) 983-1303.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

Founded in 1887, The Kansas City Southern Railway Company, a subsidiary of KCS, is a U.S. Class I railroad. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

KCSR’s principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105, and its telephone number is (816) 983-1303.

RISK FACTORS

An investment in securities offered hereby involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of in our most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference herein, and those risk factors that may be included or incorporated by reference under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or any free writing prospectus, before making an investment decision. These risks are not the only risks we face. These risks could materially affect our business, results of operations or financial condition and cause the value of the securities offered hereby to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Readers can usually identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. These statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below and those discussed under Item 1A of our most recent Annual

Report on Form 10-K, and in other filings with the SEC. Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning the Company:

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries and property damage;

•	changes in legislation and regulations or revisions of controlling authority;

•	the adverse impact of any termination or revocation of KCSM’s Concession by the Mexican government;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, on the level of trade among the United States, Mexico and Canada;

•	the level of trade between the United States and Asia or Mexico;

•	the effects of fluctuations in the peso-dollar exchange rate;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions to the Company’s operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities KCS carries;

•	the dependence on the stability, availability and security of the information technology systems to operate its business;

•	the effect of demand for KCS’s services exceeding network capacity or traffic congestion on operating efficiencies and service reliability;

•	uncertainties regarding any future claims and litigation;

•	the impact of competition, including competition from other rail carriers, trucking companies and maritime shippers in the United States and Mexico;

•	KCS’s reliance on agreements with other railroads and third parties to successfully implement its business strategy, operations and growth and expansion plans, including the strategy to convert customers from using trucking services to rail transportation services;

•	compliance with environmental regulations;

•	disruption in fuel supplies, changes in fuel prices and the Company’s ability to recapture its costs of fuel from customers;

•	material adverse changes in economic and industry conditions, including the availability of short and long- term financing, both within the United States and Mexico and globally;

•	market and regulatory responses to climate change;

•	changes in labor costs and labor difficulties, including strikes and work stoppages affecting either operations or customers’ abilities to deliver goods for shipment;

•	KCS’s reliance on certain key suppliers of core rail equipment;

•	availability of qualified personnel; and

•	acts of terrorism, war or other acts of violence or crime or risk of such activities.

Forward-looking statements reflect the information only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statements to reflect future events, developments, or other information. If KCS does update one or more forward-looking statements, no inference should be drawn that additional updates will be made regarding that statement or any other forward-looking statements. All forward-looking statements are qualified by, and should be read in conjunction with, the factors described above, and you should review the information under the caption “Risk Factors” in this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including repayment of borrowings, working capital, acquisitions and other capital expenditures and any then effective stock repurchase programs. Additional information on the use of net proceeds from the sale of offered securities will be described in a prospectus supplement relating to those securities.

RATIO OF EARNINGS TO FIXED CHARGES

AND COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings.

	Years Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
Ratio of earnings to fixed charges(1)	6.6	7.4	8.2	5.6	5.5	8.6	6.6
Ratio of earnings to combined fixed charges and preference dividends(1)(2)	6.6	7.4	8.2	5.6	5.5	8.5	6.5

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” represent pretax income from continuing operations, excluding equity in earnings of unconsolidated affiliates, plus interest expense, portion of rents representative of an appropriate interest factor and distributed income of equity investments. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents representative of an appropriate interest factor.
(2)	For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings is divided by the sum of fixed charges and preferred stock dividends.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Unless otherwise indicated in a prospectus supplement, this section describes the terms of KCS’s common stock and preferred stock. The description of common stock and preferred stock set forth below is not complete and is qualified by reference to KCS’s Amended and Restated Certificate of Incorporation and Bylaws. Copies of KCS’s Amended and Restated Certificate of Incorporation and Bylaws are available from upon request and have also been filed with the SEC. See “Where You Can Find More Information.”

Authorized Capital Stock

Under KCS’s Amended and Restated Certificate of Incorporation, it is authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”). As of September 30, 2017, 123,352,185 shares of common stock were issued and 103,694,613 shares of common stock were outstanding and 649,736 shares of 4% Preferred Stock were issued and 242,170 shares of 4% Preferred Stock were outstanding. KCS’s common stock and 4% Preferred Stock are listed on the New York Stock Exchange.

Common Stock

Holders of KCS’s common stock are entitled to receive dividends when, as and if declared by its Board of Directors out of funds legally available for the payment of dividends, provided that, if any shares of 4% Preferred Stock or New Series Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of 4% Preferred Stock and New Series Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends. The agreements governing KCS’s indebtedness may impose certain limitations on KCS’s ability to pay cash dividends on its common stock.

Holders of KCS’s common stock are entitled to one vote per share on any matter brought before the stockholders. In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of KCS’s common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of its indebtedness) and holders of any 4% Preferred Stock and New Series Preferred Stock, all of KCS’s remaining assets available for distribution. The issuance of additional shares of 4% Preferred Stock or New Series Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of KCS’s common stock and would subject the common stock to the prior dividend and liquidation rights of the additional 4% Preferred Stock and New Series Preferred Stock issued. KCS’s common stock is not redeemable and has no preemptive rights.

Preferred Stock

4% Preferred Stock. Holders of KCS’s 4% Preferred Stock are entitled to receive dividends up to but not exceeding the rate of 4% per annum, before any dividends are declared or paid to common stock or New Series Preferred Stock for the same period. Such dividends are not cumulative, and the Holders of the 4% Preferred Stock are not entitled to receive any other earnings or profits. In case of liquidation or dissolution of KCS, the holders of 4% Preferred Stock are entitled to receive payment up to the amount of the par value before any payment or liquidation is made upon the common stock or New Series Preferred Stock. Holders of KCS 4% Preferred Stock are entitled to one vote per share on any matter brought before the stockholders.

New Series Preferred Stock. KCS’s Board of Directors is authorized to issue up to 2,000,000 shares of New Series Preferred Stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As described above, there are currently no shares of New Series Preferred Stock outstanding.

Prior to the issuance of shares of each series of New Series Preferred Stock, KCS’s Board of Directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of Delaware. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	the title and stated value;

•	voting rights, if any;

•	any rights and terms of redemption (including sinking fund provisions);

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of KCS’s affairs;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into KCS’s common stock, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable;

•	the provisions for a sinking fund, if any;

•	liquidation preferences;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of KCS’s affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, KCS will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•	the number of shares offered, the liquidation preference per share and the offering price;

•	the procedures for any auction and remarketing, if any;

•	any listing of the preferred stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations.

Until KCS’s Board of Directors determines the rights of the holders of a series of preferred stock, KCS cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of its common stock. However, the effect could include one or more of the following:

•	restricting dividends on KCS’s common stock;

•	diluting the voting power of KCS’s common stock;

•	impairing the liquidation rights of KCS’s common stock; or

•	delaying or preventing a change in control of KCS’s without further action by its shareholders.

If issued, the preferred stock would rank, with respect to dividends and upon KCS’s liquidation, dissolution or winding up:

•	senior to all classes or series of KCS’s common stock and to all of its equity securities ranking junior to the preferred stock;

•	on a parity with all of KCS’s equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of KCS’s equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Certain Anti-takeover Effects

General. Certain provisions of KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, or DGCL, could make it more difficult to consummate an acquisition of control of KCS by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by its Board of Directors. The provisions described below may reduce KCS’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt which is unfair to its stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither KCS’s Amended and Restated Certificate of Incorporation nor its Bylaws contains a provision electing to “opt-out” of Section 203.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the charter or the bylaws. KCS’s Amended and Restated Certificate of Incorporation and Bylaws provides that special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of KCS, or by the Secretary at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the Secretary a “net long position” (as defined in the Bylaws) in shares of common stock of KCS representing in the aggregate at least twenty five percent (25%) of the outstanding shares of common stock of KCS.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under KCS’s Amended and Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Advance Notice Requirements. KCS’s Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of KCS before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals must be received at the principal executive offices of KCS not less than 60 nor more than 90 days before the one-year anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed more than 60 days after the one-year anniversary of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of KCS not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined in the Bylaws) of the date of such annual meeting is first made. The notice must contain certain information specified in the Bylaws.

No Written Consent of Stockholders. KCS’s Amended and Restated Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit its stockholders to act by written consent without a meeting.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

The following is a general description of the debt securities that may be issued from time to time under this prospectus and the related guarantees. The particular terms relating to each will be set forth in a prospectus supplement.

In this section, the term “issuer” means either KCS or KCSR, depending on which registrant is the issuer of the debt securities being offered, and the term “issuers” is a collective reference to KCS and KCSR. Debt securities of KCS may have the benefit of guarantees (each, a “Guarantee”) by one or more of its subsidiaries (each, a “Guarantor”). Debt securities of KCSR may be guaranteed by KCS and one or more of its subsidiaries.

The debt securities will be issued under one or more indentures and/or supplemental indentures entered into among the issuer, any Guarantors and a trustee. The following summary of selected provisions of the applicable indenture, the terms of the debt securities, and the Guarantees is not complete. You should review the indentures, which are filed with the registration statement of which this prospectus is a part, any applicable supplemental indenture and any applicable prospectus supplement. The following summary is qualified in its entirety by reference to the indentures.

General

The applicable indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series pursuant to a supplemental indenture.

Terms

The applicable indenture provides for the issuance of debt securities in one or more series. The prospectus supplement applicable to each series of debt securities will specify, among other things, some or all of the following: the title of such debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which the principal of such debt securities is payable, including the maturity date, or the method or means by which those dates will be determined, and the issuer’s right, if any, to extend those dates and the duration of any such extension;

•	the rate or rates at which such debt securities shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and the issuer’s right, if any, to extend the interest payment periods and the duration of any such extension;

•	the place or places where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable, the methods by which registration of transfer of debt securities and exchanges of debt securities may be effected, and by which notices and demands to or upon the issuer in respect of such debt securities may be made, given, furnished, filed or served;

•	the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at the issuer’s option;

•	the obligation, if any, to redeem, purchase or repay such debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder and the terms and conditions upon which the debt securities will be so redeemed, purchased or repaid;

•	the denominations in which such debt securities shall be issuable;

•	the currency or currencies in which the principal, premium, if any, and interest on the debt securities will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•	any deletions from, modifications of or additions to the events of default or covenants of the issuer as provided in the applicable indenture pertaining to the debt securities;

•	whether such debt securities shall be issued in whole or in part in the form of a global security and, if so, the name of the depositary for any global securities;

•	whether the debt securities will be guaranteed, by which Guarantors and a description of the Guarantees; and

•	any other terms of such debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Paying Agent and Registrar

Unless otherwise indicated in the applicable prospectus supplement, the issuer will pay the principal of, premium, if any, and interest on the debt securities at any office of the issuer or any agency designated by the issuer. The issuer reserves the right to pay interest to holders by check mailed directly to holders at their registered addresses.

Holders may exchange or transfer their debt securities at the designated location. No service charge will be made for any registration of transfer or exchange of debt securities. The issuer, however, may require holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Ranking

The debt securities will be unsecured senior indebtedness of the issuer, will rank equally in right of payment with all existing and future senior indebtedness of the issuer and will be senior in right of payment to all subordinated obligations of the issuer. The debt securities also will be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such secured indebtedness.

The Guarantees will be unsecured senior indebtedness of the applicable Guarantor, will rank equally in right of payment with all existing and future senior indebtedness of such Guarantor and will be senior in right of payment to all subordinated obligations of such Guarantor. The Guarantees also will be effectively subordinated to all secured indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Guarantee.

Certain Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to the restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities will be described in the applicable prospectus supplement. Under the applicable indenture, the issuer will agree to:

•	pay the principal, interest, and any premium on the debt securities when due;

•	maintain a place of payment; and

•	deliver a report to the trustee at the end of each fiscal year reviewing its obligations under the applicable indenture.

Merger and Consolidation

Unless otherwise indicated in the applicable prospectus supplement, neither the issuer nor any Guarantor will consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any person or permit any person to merge with or into the issuer or such Guarantor unless:

(1)	the issuer or such Guarantor shall be the continuing person, or the person (if other than the issuer or such Guarantor) formed by such consolidation or into which the issuer or such Guarantor is merged or that acquired or leased such property and its assets shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Guarantor, a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the issuer or such Guarantor under the debt securities, the Guarantee and the indenture, as applicable; provided that this clause (1) shall not apply with respect to a Guarantor whose Guarantee is released in accordance with the applicable indenture;

(2)	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(3)	the trustee shall have received an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other deposition and such supplemental indenture comply with the applicable indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the issuer or any Guarantor in accordance with the applicable indenture, the successor person formed by such consolidation or into which the issuer or any Guarantor is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the issuer or such Guarantor under the applicable indenture with the same effect as if such successor person had been named as the issuer or such Guarantor therein; provided , however , that the predecessor shall not be relieved from the obligation to pay the principal, premium, if any, or interest on the debt securities except in the case of a sale of all of the predecessor’s assets in a transaction that is subject to the prior paragraph.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of the issuer, as applicable, or may be subject to mandatory redemption by the issuer, as applicable. In addition, the debt securities of any series may be subject to repurchase or repayment by the issuer, as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the time and the prices regarding any optional or mandatory redemption, or any repurchase or repayment at the option of the holders of any series of debt securities.

Defaults

Each of the following is an Event of Default with respect to debt securities of a series:

(1)	default in the payment of interest on any debt securities of such series when due and such default continues for a period of 30 days;

(2)	default in the payment of principal of (or premium, if any, on) any debt securities of such series when due at maturity, upon acceleration, redemption or otherwise;

(3)	default in the performance of any covenant of the issuer or a Guarantor in the applicable indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of such series;

(4)	certain events of bankruptcy, insolvency or reorganization with respect to the issuer or a Guarantor;

(5)	any Guarantee ceases to be in full force and effect (except as contemplated by the terms of the applicable indenture) or any Guarantor or person acting by or on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the applicable indenture or any Guarantee and such default continues for 10 days after receipt of the notice specified in the applicable indenture; or

(6)	any other Event of Default established for the debt securities of such series.

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the outstanding debt securities of such series to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind any such acceleration with respect to such debt securities and its consequences.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the applicable indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Amendments, Supplements and Waivers

Subject to certain exceptions, the applicable indenture or the debt securities of a series may be amended with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding. However, without the consent of each holder of an outstanding debt securities affected, no amendment or supplement may, among other things:

(1)	change the stated maturity of the principal of, or any installment of interest on, any debt security;

(2)	reduce the principal amount of, or premium, if any, or interest on, any debt security;

(3)	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(5)	reduce the percentage or principal amount of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the applicable indenture or waive compliance with certain provisions of the applicable indenture or waive certain defaults;

(6)	waive a default in the payment of principal of, premium, if any, or interest on, the debt securities; or

(7)	release any Guarantor from any of its obligations under its Guarantee or the applicable indenture, except as set forth in the applicable indenture.

Without the consent of any holder, the issuer, the Guarantors and the trustee may amend or supplement the applicable indenture, any debt security and any Guarantee thereof to:

(1)	cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3)	provide for the assumption by a successor corporation of the obligations of the issuer or a Guarantor under the applicable indenture;

(4)	make any change that would provide any additional rights or benefits to the holders of such debt securities or that does not adversely affect the legal rights under the applicable indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the TIA;

(6)	conform the text of the applicable indenture, the debt securities or the Guarantees to any provision of the description of such debt securities and Guarantees set forth in this prospectus or in any prospectus supplement to the extent that such provision herein or therein was intended to be a verbatim recitation of a provision thereof;

(7)	to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the applicable indenture; and

(8)	provide for the issuance of additional debt securities in accordance with the limitations set forth in the applicable indenture.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a holder to pay any taxes required by law or permitted by the applicable indenture. The issuer will not be required to transfer or exchange any debt security selected for redemption or to transfer or exchange any debt securities for a specified period prior to the mailing of a notice of redemption of debt securities.

The debt security will be issued in registered form and the holder will be treated as the owner of such debt security for all purposes.

Guarantees

The debt securities of any series of an issuer may be guaranteed by one or more of its subsidiaries and, in the case of KCSR, the debt securities may also be guaranteed by KCS. The Guarantors of any series of guaranteed debt securities may differ from the Guarantors of any other series of guaranteed debt securities. In the event an issuer issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

Terms of the guarantees of any debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Defeasance

The issuer may at any time terminate all of its obligations under the debt securities and the applicable indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, the issuer may at any time, subject to certain conditions, terminate its obligations under specified covenants.

The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the debt securities may not be accelerated because of an Event of Default with respect thereto. If the issuer exercises its covenant defeasance option, payment may not be accelerated because of certain specified Events of Default.

In order to exercise either defeasance option, the issuer must irrevocably deposit in trust (the “defeasance trust”) with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, the debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders thereof will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Governing Law

The applicable indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The debt securities initially may be represented by one or more debt securities in registered, global form without interest coupons. So long as the Depository Trust Company (“DTC”) or its nominee is the registered owner of the certificates representing the debt securities, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes under the applicable indenture. Unless otherwise provided, the beneficial owners of the debt securities will not be entitled to receive physical delivery of certificated debt securities and will not be considered the holders thereof for any purpose under the applicable indenture, and the certificates representing the debt securities shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in the debt securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the applicable indenture. The laws of some jurisdictions require that certain purchases of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interest in the certificates representing the debt securities.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that KCS may offer and sell under this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

KCS may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between KCS and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered. The warrant agent will act solely as KCS’s agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

KCS may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	antidilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

KCS may issue warrants for the purchase of its equity securities. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	antidilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

This section describes the general terms of the stock purchase contracts that KCS may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each stock purchase contract. The accompanying prospectus supplement may add, update or change the terms and conditions of the stock purchase contracts as described in this prospectus.

KCS may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to KCS, and obligating KCS to sell to or purchase from the holders, a specified number of shares of KCS’s common stock or preferred stock at a future date or dates, or a variable number of shares of KCS’s common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include antidilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase or sell the shares under the stock purchase contracts, either debt securities or debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require KCS to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances KCS may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

A prospectus supplement will describe the terms of any stock purchase contracts being offered. Material U.S. federal income tax considerations applicable to the stock purchase contracts will also be discussed in the applicable prospectus supplement. If KCS issues any stock purchase contracts, it will file or incorporate the form of stock purchase contract as an exhibit to the registration statement, and you should read these documents for provisions that may be important to you.

DESCRIPTION OF UNITS

We may issue units consisting of one or more of the following securities: common stock, preferred stock, debt securities, guarantees, warrants, stock purchase contracts or any combination thereof. We may evidence each series of units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in the applicable prospectus supplement.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the designation and terms of the units and of the constituent securities comprising the units;

•	any provisions of the governing unit agreement;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	if appropriate, a discussion of material United States federal income tax considerations; and

•	any other terms of the units and their constituent securities offered thereunder.

PLAN OF DISTRIBUTION

The securities offered hereby from time to time may be sold (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. The specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation will be identified in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by White & Case LLP, New York, New York, as to New York law and the General Corporation Law of the State of Delaware. Certain matters of Illinois and Missouri law will be passed on for us by Husch Blackwell, LLP, Kansas City, Missouri. If legal matters in connection with any offering in respect of which this prospectus is being delivered are passed upon by other counsel for the offeror or the underwriters of such offering, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Kansas City Southern as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

KCS files annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at

1-800-SEC-0330. You can also find KCS’s SEC filings at the SEC’s website at www.sec.gov and on its website at www.KCSouthern.com. Information contained on KCS’s website is not incorporated into this prospectus and is not part of this prospectus.

You may also obtain any of the filings incorporated by reference into this prospectus from KCS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Corporate Secretary, Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335, telephone number (888) 800-3690.

INCORPORATION BY REFERENCE

The SEC allows incorporation by reference of information we file with it, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below that have previously been filed, and any future filings KCS makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

•	KCS’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	KCS’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2016 provided in KCS’s Definitive Proxy Statement filed on April 4 2017;

•	KCS’s Current Reports on Form 8-K filed on February 24, 2017, March 16, 2017, April 20, 2017, May 9, 2017, June 2, 2017, June 21, 2017, August 16, 2017 and October 10, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will automatically be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. To obtain copies of these filings see “Where You Can Find More Information.”